Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
StarCite, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-160252, 333-34736, 333-76870, 333-76872 and 333-126808) on Form S-8, the registration statements (Nos. 333-162447 and 333-115702) on Form S-3 and the registration statement (No. 333-162448) on Form S-4 of Internet Capital Group, Inc. and subsidiaries of our report dated March 19, 2010, with respect to the consolidated balance sheets of StarCite, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report of Internet Capital Group, Inc., as amended, on Form 10-K/A.

/s/ KPMG LLP

Philadelphia, PA
March 19, 2010